EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2020

Fourth Quarter 2020 Highlights
•Net income of $8.7 million, or $0.17 per diluted share for the quarter
•Net interest margin of 2.13% compared to 2.03% for Q3 2020
•Loan production of $385.2 million during the quarter
•Over 99% of COVID-19 loan modifications have returned to payment status
•Retail deposit growth of $32.6 million during the quarter
•Prepaid $150.0 million of FHLB borrowings with a weighted average interest rate of 2.95%
•Book value per share of $11.75
•Approval of $20.0 million stock repurchase plan in October 2020
•Quarterly cash dividend of $0.0575 per common share declared
SANTA ROSA, Calif. (January 26, 2021) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $8.7 million and $39.9 million, or $0.17 and $0.75, diluted earnings per common share (“EPS”), for the quarter and year ended December 31, 2020, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our financial results for the quarter and year ended December 31, 2020. During the quarter, net income dipped to $8.7 million, or $0.17 per diluted share compared to $14.3 million, or $0.27 per diluted share during the linked quarter. This decline was entirely attributable to a $10.4 million non-recurring cost incurred in connection with the prepayment of $150.0 million of long-term fixed rate FHLB borrowings in late December. Excluding the impact of this nonrecurring cost, net income for the quarter and year ended December 31, 2020 would have been $16.1 million, or $0.31 EPS, and $47.3 million, or $0.89 EPS, respectively. The weighted average interest rate and remaining term to maturity on these borrowings was 2.95% and 2.5 years, respectively. The prepayments were a strategic decision to utilize low yielding excess liquidity to remove high cost borrowings to benefit our net interest margin in future quarters. During the current quarter, net interest margin improved to 2.13% compared to 2.03% during the linked quarter. Our net interest margin during the quarter benefited from a 16 basis point decline in the cost of our interest bearing deposits as deposits continue to reprice down to lower interest rates. I'm also encouraged by the strength of loan demand that we experienced during the current quarter. Loan origination volume this quarter of $385.2 million was $149.9 million higher than the previous quarter. Despite this improved demand, loans declined by $98.7 million during the quarter due to elevated loan prepayment speeds as customers continue to refinance loans to take advantage of lower long-term interest rates."
Ms. Lagomarsino continued, "As we close the year, I would like to express my gratitude to our entire banking team, which has continued to work diligently and tirelessly to support our customers, communities and co-workers impacted by the COVID-19 pandemic. Despite the challenges of this past year, their dedication, commitment and collective efforts have been truly inspiring. In early 2020, we implemented a loan payment deferral program to provide borrowers with the financial flexibility to successfully navigate the economic challenges and uncertainties caused by the pandemic. Through this program, we have modified 254 loans for our customers requiring financial assistance with an aggregate outstanding loan balance of $376.0 million, and I'm encouraged that over 99% have returned to their respective contractual loan payments.”
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On January 26, 2021, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on February 16, 2021 to shareholders of record as of February 5, 2021.
Net Income
The Company reported net income of $8.7 million and $39.9 million, or $0.17 and $0.75 EPS, for the quarter and year ended December 31, 2020, respectively, compared to net income of $14.3 million, or $0.27 EPS, for the linked quarter and $48.9 million, or $0.87 EPS, for the year ended December 31, 2019. Pre-tax, pre-provision net earnings totaled $12.4 million and $67.2 million for the quarter and year ended December 31, 2020, respectively, compared to $20.3 million for the linked quarter and $70.7 million for the year ended December 31, 2019.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
Net Interest Income
Q4 2020 vs Q3 2020
Net interest income in the fourth quarter of 2020 was $37.2 million, an increase of $1.1 million from the third quarter of 2020, primarily due to lower interest expense on our deposit portfolio, which has continued to benefit from the decline in market interest rates. During the quarter, the cost of interest bearing deposits declined by 16 basis points as compared to the linked quarter. The improvement in interest expense was partially offset by a decline in interest income earned on our loan portfolio caused by a decrease in the average yield of 2 basis points and a $115.0 million decline in the average balance of loans. The reduction in our loan yield was primarily caused by the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates, as well as an increase in the acceleration of deferred loan origination costs on prepaid loans, partially offset by an increase in loan prepayment fees collected during the quarter. The decline in the average balance of loans was primarily due to loan prepayments exceeding loan originations during the current quarter.
Net interest margin for the fourth quarter of 2020 was 2.13%, compared to 2.03% for the previous quarter. Consistent with the discussion above, our net interest margin primarily benefited from the decline in the cost of interest bearing deposits, partially offset by a reduction in loan yields. During the fourth quarter, the yield on our interest earning assets decreased by 3 basis points, while the cost of our interest bearing liabilities decreased by 13 basis points. Our net interest spread in the fourth quarter improved to 2.02%, increasing by 10 basis points as compared to the linked quarter.
YTD 2020 vs YTD 2019
Net interest income totaled $138.6 million for the year ended December 31, 2020, an increase of $10.2 million, compared to the prior year. The increase in net interest income was primarily impacted by a 63 basis point decline in the cost of interest bearing deposits. Net interest income was further enhanced by a decrease in the average balance and cost of Federal Home Loan Bank of San Francisco ("FHLB") advances of $91.1 million and 11 basis points, respectively. These items were partially offset by a $12.9 million increase in the cost of our interest rate swaps as compared to the prior year, as well as the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates. Net interest income was also impacted by an 82 basis point decline in the yield on our investment securities. The decline in our investment yield was generally caused by variable rate securities repricing to lower current interest rates, as well as the accelerated prepayment of securities backed by mortgages.

Net interest margin for the year ended December 31, 2020 was 1.97%, compared to 1.84% for the prior year. The increase in our margin was primarily related to the decline in the cost of our interest bearing deposits, partially offset by the decline in the yields of our loan and investment portfolios, as discussed above. Over the year, the yield on our interest earning assets decreased by 39 basis points, while the cost of our interest bearing liabilities decreased by 56 basis points. Our net interest spread for the year ended December 31, 2020 was 1.83%, increasing by 17 basis points as compared to last year.
Noninterest Income
Q4 2020 vs Q3 2020
Noninterest income for the fourth quarter of 2020 was $464 thousand, a decrease of $123 thousand compared to the third quarter of 2020. The decrease was primarily attributable to a $92 thousand reduction in servicing fee income related to a decline in the volume of serviced loans, as well as a decrease in the fair value of our mortgage servicing rights during the current quarter. Additionally, the fair value of equity securities declined $33 thousand compared to the prior quarter.
YTD 2020 vs YTD 2019
Noninterest income for the year ended December 31, 2020 totaled $2.5 million, a decrease of $2.2 million compared to last year. The decrease was primarily due to a $607 thousand gain on sale of loans and a non-recurring equipment recovery of $384 thousand, both recognized during the prior year. Additionally, FHLB stock dividends decreased $513 thousand and servicing fee income decreased $461 thousand from the prior year due to a decline in the volume of serviced loans, as well as a decrease in the fair value of our mortgage servicing rights during the current year.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Q4 2020 vs Q3 2020
Noninterest expense for the fourth quarter of 2020 was $25.4 million, an increase of $9.0 million compared to the third quarter of 2020. The significant fluctuation was primarily due to a $10.4 million prepayment fee incurred in connection with the prepayment of $150.0 million of FHLB borrowings during the quarter ended December 31, 2020, partially offset by a decrease in compensation costs of $1.2 million chiefly caused by an increase in capitalized loan origination costs related to higher loan volume in the current quarter compared to the prior quarter. The efficiency ratio was 67.2% for the quarter ended December 31, 2020 compared to 44.6% for the linked quarter. Excluding the impact of the nonrecurring cost of the prepayment fee on FHLB borrowings, the efficiency ratio would have been 39.5% for the quarter ended December 31, 2020.
YTD 2020 vs YTD 2019
Noninterest expense for the year ended December 31, 2020 totaled $73.9 million, an increase of $11.6 million compared to last year. As discussed above, the increase was primarily attributable to the $10.4 million prepayment fee on the paydown of FHLB borrowings. Additionally, there was a $5.9 million increase in compensation costs due to a $2.3 million increase in salary expense attributed to an increase in the average headcount throughout the year, as well as merit increases, a $2.1 million increase in the required accrual for post-employment related retirement benefits resulting from a decline in interest rates, and a $1.2 million decrease in capitalized loan origination costs related to lower loan volumes compared to the prior year. Noninterest expense was further impacted by a $1.4 million increase in federal deposit insurance assessments due to the utilization of our Small Bank Assessment Credit during the prior year. These increased costs were partially offset by a $3.4 million decrease in marketing costs associated with deposit gathering efforts, a $1.1 million decline in occupancy costs, and a $1.1 million decline in the write-off of leasehold improvements compared to the prior year. Both the decline in occupancy costs and the write-off of leasehold improvements were attributable to the relocation of two facilities in late 2019. The efficiency ratio was 52.4% for the year ended December 31, 2020 compared to 46.9% for the prior year. Excluding the impact of the nonrecurring cost of the prepayment fee on FHLB borrowings, the efficiency ratio would have been 45.0% for the year ended December 31, 2020.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet Summary
Total assets at December 31, 2020 were $6.9 billion, a decrease of $139.7 million, or 2.0%, from December 31, 2019. The decrease was primarily due to a $181.2 million decrease in loans, as well as a $33.8 million decrease in investment securities, partially offset by a $87.5 million increase in cash, cash equivalents and restricted cash as compared to December 31, 2019. Total liabilities were $6.3 billion at December 31, 2020, a decrease of $139.0 million, or 2.2%, from December 31, 2019. The decrease in total liabilities was primarily attributable to a decrease in FHLB advances of $172.0 million, partially offset by growth in our deposits of $29.6 million compared to December 31, 2019.
Loans
Total loans at December 31, 2020 were $6.0 billion, a decrease of $181.2 million from December 31, 2019. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 71.1% and 28.5%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans and totaled $4.3 billion at December 31, 2020 compared to $4.2 billion at December 31, 2019. Our SFR loan portfolio also generally consists of hybrid loans and totaled $1.7 billion compared to $2.0 billion at December 31, 2020 and December 31, 2019, respectively.

Selected Loan Data (1)	Three Months Ended			Years Ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Loan Yield
IPL Portfolio	3.77%	3.76%	4.33%	3.86%	4.22%
SFR Loan Portfolio	3.26%	3.39%	3.51%	3.41%	3.59%
Loan Originations
IPL Portfolio	$293,373	$166,664	$234,615	$916,694	$929,204
SFR Loan Portfolio	$91,784	$68,577	$165,759	$494,753	$591,177
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.36%	3.65%	4.08%	3.65%	4.33%
SFR Loan Portfolio	3.49%	3.69%	4.14%	3.77%	4.29%
Prepayment Speeds
IPL Portfolio	22.70%	13.29%	17.16%	17.14%	12.19%
SFR Loan Portfolio	38.23%	36.16%	36.71%	36.61%	32.72%

(1) The table above excludes loan data related to construction, land and non-mortgage loans, which are insignificant components of our loan portfolio.

During the year ended December 31, 2020, IPL portfolio yields decreased 36 basis points compared to last year. This decline was primarily due to a $12.9 million increase in the cost of our interest rate swaps, which reduced the IPL portfolio yield by 30 basis points and, to a lesser extent, the prepayment of higher yielding loans being replaced by loans at lower current interest rates. The decline in the IPL portfolio average coupon on originations in the quarter ended December 31, 2020 compared to the linked quarter and prior year was due to a decline in market interest rates. Elevated IPL portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
The 13 basis point decrease in yield on the SFR portfolio during the quarter ended December 31, 2020 compared to the linked quarter, as well as the 18 basis point decline in the yield on the SFR portfolio during the year ended December 31, 2020 compared to last year, were both the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates and, to a lesser extent, the increase in the accelerated amortization of deferred loan origination costs. The decline in the average coupon on originations in the SFR loan portfolio in the quarter ended December 31, 2020 compared to the linked quarter and prior year was primarily due to a decline in market interest rates. Elevated SFR loan portfolio prepayment speeds were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $6.3 million, or 0.09% of total assets, at December 31, 2020, compared to $6.3 million, or 0.09% of total assets, at December 31, 2019. During the year ended December 31, 2020, total criticized loans increased by $11.6 million, or 25.5%, compared to the prior year. The increase in criticized loans was primarily attributable to the Bank's proactive approach to addressing loans impacted by the pandemic. These downgrades largely consisted of loans in the IPL portfolio and were generally performing following their respective modification periods. As discussed below, over 99% of our COVID-19 loan modifications have returned to repayment status. There was no real estate owned at December 31, 2020 or December 31, 2019 and we have not foreclosed on any collateral since 2015. For the quarter ended December 31, 2020, we recorded no loan loss provisions. During the current quarter, the impact to our provision for loan losses caused by higher criticized loans was entirely offset by a partial reduction in qualitative reserves initially established for economic uncertainties related to COVID-19, as well as a decline in our loan balances as compared to the previous quarter.
During the year ended December 31, 2020 and 2019, the Company recorded loan loss provisions of $10.6 million and $1.3 million, respectively. The loan loss provisions recognized during the year ended December 31, 2020 were primarily related to the uncertain economic impact associated with the pandemic. To support our customers during the pandemic, the Company implemented a loan modification program in late March 2020 that permits borrowers who are unable to service their loans due to a COVID-19 related hardship to defer loan payments for a specified period of time. As of December 31, 2020, we have modified 254 currently outstanding loans in connection with this program, representing aggregate outstanding loan balances of $230.4 million and $145.6 million, or 5.4% and 8.6%, of our IPL and SFR loan portfolios, respectively. Since implementing the modification program, over 99% of these loans, with an aggregate outstanding loan balance of $372.4 million, have returned to routine monthly payments following their respective forbearance period. In addition, approximately 0.2% of these loans, with an aggregate outstanding loan balance of $770 thousand, have indicated they intend to return to monthly payments following their respective forbearance period. Twenty-five SFR loans and five IPL loans totaling $33.4 million and $9.7 million, respectively, have paid off subsequent to their modification. For the year ended December 31, 2020, we have added $12.4 million to our allowance for loan losses in response to the COVID-19 environment. Our allowance for loan losses to total loans was 0.76% at December 31, 2020 compared to 0.58% at December 31, 2019.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $67.1 million at December 31, 2020 compared to $62.7 million at December 31, 2019, an increase of $4.4 million, or 7.0%. Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.3 billion at December 31, 2020, an increase of $29.6 million, or 0.6%, from December 31, 2019. Retail deposits increased $395.6 million, while wholesale deposits decreased $366.0 million. The increase in retail deposits has been primarily generated by our network of branches, while the decline in wholesale deposits was a purposeful decision by the Company to reduce excess, low yielding cash from the balance sheet. Our cost of interest bearing deposits was 1.00% and 1.38% during the quarter and year ended December 31, 2020, respectively, compared to 1.16% and 2.01% during the linked quarter and prior year, respectively. The decrease in our cost of interest bearing deposits compared to the linked quarter and last year is predominantly due to our deposit portfolio repricing to lower current market interest rates. The decline in these rates is attributable to a reduction in short-term interest rates due to the Federal Open Market Committee's interest rate cuts in early 2020.
FHLB Advances
FHLB advances totaled $806.7 million at December 31, 2020, a decrease of $172.0 million, or 17.6%, from December 31, 2019. As discussed above, the Company prepaid $150.0 million of FHLB borrowings during the quarter ended December 31, 2020. At the time of payoff, these borrowings had a weighted average interest rate and a weighted average maturity of 2.95% and 2.5 years, respectively. At December 31, 2020, the weighted average interest rate and weighted average maturity of FHLB advances outstanding was 2.07% and 1.7 years, respectively, compared to 2.30% and 2.3 years, respectively at December 31, 2019.
Other Liabilities
Other liabilities totaled $64.9 million at December 31, 2020, compared to $61.7 million at December 31, 2019, an increase of $3.3 million, or 5.3%. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.

Capital
Stockholders’ equity totaled $613.7 million, a decrease of $773 thousand, or 0.1%, compared to December 31, 2019. The net decline in capital was attributed to the Company’s stock repurchase activity. During the quarter and year ended December 31, 2020, the Company repurchased 149,360 and 4,001,169 shares, respectively, at an average share price of $9.52 and $9.03, respectively, or a 18.6% and 22.7% discount, respectively, to our current tangible book value. The Company completed a $45.0 million stock repurchase program during the second quarter of 2020 and approved a new stock repurchase program during the fourth quarter of 2020 allowing for share repurchases totaling up to $20.0 million. As of December 31, 2020, there were $18.6 million of authorized funds remaining under the current active share repurchase program. Stockholders' equity represented 8.9% and 8.7% of total assets at December 31, 2020 and December 31, 2019, respectively. Both the Bank’s and the Company’s capital levels continue to be above the minimum levels required for bank regulatory capital purposes. At December 31, 2020, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.4%, 19.0%, 19.0% and 20.3%, respectively, for the Bank, and 9.5%, 15.8%, 17.4% and 18.6%, respectively, for the Company. At December 31, 2020, the Company’s tangible stockholders' equity ratio was 8.8%. A schedule reconciling our GAAP financial amounts to the calculation of tangible stockholders' equity is provided in the tables below.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $6.9 billion, total loans of $6.0 billion and total deposits of $5.3 billion as of December 31, 2020. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and seven lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2020 (unaudited)	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$178,861	$91,325
Available for sale debt securities, at fair value	593,734	625,074
Held to maturity debt securities, at amortized cost	7,467	10,170
Equity securities, at fair value	12,037	11,782
Loans held-for-investment	6,049,816	6,230,977
Allowance for loan losses	(46,214)	(36,001)
Total loans held-for-investment, net	6,003,602	6,194,976
FHLB stock	25,122	30,342
Premises and equipment, net	18,226	19,504
Prepaid expenses and other assets	67,055	62,655
Total assets	$6,906,104	$7,045,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,264,329	$5,234,717
FHLB advances	806,747	978,702
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,539	94,416
Other liabilities	64,941	61,672
Total liabilities	6,292,413	6,431,364
Total stockholders' equity	613,691	614,464
Total liabilities and stockholders' equity	$6,906,104	$7,045,828

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2020 (unaudited)	September 30, 2020 (unaudited)	December 31, 2019 (unaudited)	December 31, 2020 (unaudited)	December 31, 2019
Interest and fee income:
Loans	$55,335	$56,766	$63,452	$230,996	$249,530
Investment securities	2,068	2,167	3,517	9,856	15,461
Cash, cash equivalents and restricted cash	85	83	464	538	2,151
Total interest income	57,488	59,016	67,433	241,390	267,142
Interest expense:
Deposits	13,185	15,744	26,406	73,331	105,092
FHLB advances	5,211	5,307	5,731	21,761	24,896
Junior subordinated deferrable interest debentures	269	279	560	1,373	2,447
Senior debt	1,575	1,574	1,574	6,302	6,300
Total interest expense	20,240	22,904	34,271	102,767	138,735
Net interest income before provision for loan losses	37,248	36,112	33,162	138,623	128,407
Provision for loan losses	—	—	1,000	10,550	1,250
Net interest income after provision for loan losses	37,248	36,112	32,162	128,073	127,157
Noninterest income	464	587	814	2,520	4,675
Noninterest expense	25,353	16,374	15,341	73,934	62,368
Income before provision for income taxes	12,359	20,325	17,635	56,659	69,464
Provision for income taxes	3,658	6,008	5,178	16,747	20,603
Net income	$8,701	$14,317	$12,457	$39,912	$48,861
Basic earnings per common share	$0.17	$0.28	$0.22	$0.75	$0.87
Diluted earnings per common share	$0.17	$0.27	$0.22	$0.75	$0.87

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
PERFORMANCE RATIOS
Return on average:
Assets	0.49%	0.80%	0.70%	0.56%	0.69%
Stockholders' equity	5.63%	9.43%	8.14%	6.53%	8.15%
Efficiency ratio (1)	67.23%	44.62%	45.15%	52.38%	46.86%
Noninterest expense to average assets	1.44%	0.91%	0.87%	1.04%	0.88%
Loan to deposit ratio	114.92%	116.52%	119.03%	114.92%	119.03%
Average stockholders' equity to average assets	8.78%	8.46%	8.63%	8.61%	8.48%
Dividend payout ratio	34.64%	21.11%	25.99%	30.85%	26.67%
YIELDS/RATES
Yield on loans	3.63%	3.65%	4.07%	3.73%	4.01%
Yield on investments	1.31%	1.31%	2.11%	1.52%	2.34%
Yield on interest earning assets	3.29%	3.32%	3.84%	3.43%	3.82%
Cost of interest bearing deposits	1.00%	1.16%	1.98%	1.38%	2.01%
Cost of borrowings	2.55%	2.55%	2.75%	2.62%	2.77%
Cost of interest bearing liabilities	1.27%	1.40%	2.11%	1.60%	2.16%
Net interest spread	2.02%	1.92%	1.73%	1.83%	1.66%
Net interest margin	2.13%	2.03%	1.89%	1.97%	1.84%
CAPITAL
Total equity to total assets	8.89%	8.61%	8.72%
Tangible stockholders' equity to tangible assets (1)	8.84%	8.57%	8.68%
Book value per share	$11.75	$11.62	$10.97
Tangible book value per share (1)	$11.69	$11.55	$10.91
ASSET QUALITY
Net recoveries	$(151)	$(78)	$(78)
Annualized net recoveries to average loans	(0.01)%	(0.01)%	(0.01)%
Nonperforming loans to total loans	0.10%	0.08%	0.10%
Nonperforming assets to total assets	0.09%	0.07%	0.09%
Allowance for loan losses to loans held-for-investment	0.76%	0.75%	0.58%
Allowance for loan losses to nonperforming loans	732.04%	953.49%	568.47%
LOAN COMPOSITION
Multifamily residential	$4,100,831	$4,086,059	$3,985,981
Single family residential	$1,723,953	$1,839,156	$2,021,320
Commercial real estate	$202,871	$203,920	$203,134
Construction and land	$22,061	$19,266	$20,442
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$93,339	$78,773	$43,597
Interest bearing transaction accounts	$341,895	$369,056	$222,509
Money market deposit accounts	$1,771,898	$1,675,636	$1,441,923
Time deposits	$3,057,197	$3,153,215	$3,526,688

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$12,359	$20,325	$17,635	$56,659	$69,464
Plus: Provision for loan losses	—	—	1,000	10,550	1,250
Pre-tax, pre-provision net earnings	$12,359	$20,325	$18,635	$67,209	$70,714
Efficiency Ratio
Noninterest expense (numerator)	$25,353	$16,374	$15,341	$73,934	$62,368
Net interest income	37,248	36,112	33,162	138,623	128,407
Noninterest income	464	587	814	2,520	4,675
Operating revenue (denominator)	$37,712	$36,699	$33,976	$141,143	$133,082
Efficiency ratio	67.23%	44.62%	45.15%	52.38%	46.86%
Pro Forma Efficiency Ratio (1)
Noninterest expense	$25,353			$73,934
Less: Non-recurring noninterest expense item, before income taxes	(10,443)			(10,443)
Pro forma noninterest expense (numerator)	$14,910			$63,491
Operating revenue (denominator)	$37,712			$141,143
Pro forma efficiency ratio	39.54%			44.98%
Pro Forma Net Income (1)
Net income	$8,701			$39,912
Add: Non-recurring noninterest expense item, net income taxes	7,352			7,352
Pro forma net income	$16,053			$47,264
Pro Forma EPS (1)
Pro forma net income (numerator)	$16,053			$47,264
Weighted average diluted common shares outstanding (denominator)	52,151,886			53,146,298
Pro forma EPS	$0.31			$0.89

(1) For the quarter and year ended December 31, 2020, net income, EPS and efficiency ratio are adjusted to reverse the impact of a non-recurring cost incurred in connection with the prepayment of $150 million of long-term FHLB advances in late December 2020.

(Dollars in thousands except per share data)	December 31, 2020	September 30, 2020	December 31, 2019
Tangible Book Value Per Share
Total assets	$6,906,104	$7,071,663	$7,045,828
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	6,902,807	7,068,366	7,042,531
Less: Total liabilities	(6,292,413)	(6,462,830)	(6,431,364)
Tangible stockholders' equity (numerator)	$610,394	$605,536	$611,167
Period end shares outstanding (denominator)	52,220,266	52,410,053	55,999,754
Tangible book value per share	$11.69	$11.55	$10.91
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$610,394	$605,536	$611,167
Tangible assets (denominator)	$6,902,807	$7,068,366	$7,042,531
Tangible stockholders' equity to tangible assets	8.84%	8.57%	8.68%